Exhibit 99.1

AMETEK Acquires United Electronic Industries

Berwyn, Pa., September 6, 2023 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of United Electronic Industries (UEI), a leading provider of data acquisition and control solutions for the aerospace, defense, energy and semiconductor industries.

UEI specializes in the design and manufacture of high-performance test, measurement, simulation and control solutions that enable customers to build smart, reliable, flexible and rugged systems. The company's products are used in a variety of mission critical applications, including flight simulation and training, machine health and usage monitoring, and automated testing.

"We are excited to welcome United Electronic Industries to the AMETEK family," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "UEI is an excellent strategic fit with our Power Systems and Instruments Division. Their innovative solutions nicely complement our existing testing and data acquisition expertise helping broaden our presence serving attractive market segments and applications."

UEI is headquartered in Norwood, Massachusetts and has annual sales of approximately $35 million. UEI will join AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247